Exhibit 99.1

Stock Symbol/Company Name -	IVDN.OB, Innovative Designs, Inc.
Date to be released -	January 13, 2010
Time to be released -	7:00 am
Contact Name -	Joseph Riccelli, CEO
Contact Phone Number -	(P) 412-799-0350

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Innovative Designs Shows 53% Comp Sales Increase In December 2009

PITTSBURGH, PA -- (MARKET WIRE) — January 13, 2010 – Innovative Designs Inc (IVDN) Arctic Armor® revenues for December, 2009 exceeded $333,000.00. This is an approximate comp increase of 53% over December, 2008 where sales were approximately $217,500.00. The increase can be attributed to the continual addition of new retailers across the country, repeated fill-in orders from existing accounts, and 2 new distributors located in New York and Minnesota. Innovative Designs Inc CEO, Joseph Riccelli commented, “We are pleased with the revenue growth we are seeing from month to month. We are very close to signing a few major agreements that will only enhance our revenues going forward. We have been contacted by a very reputable sales agency that wants to represent our products in 22 states from Maine to Florida. We will also be meeting with a major Canadian retailer that is interested in carrying our Arctic Armor line across Canada in its 200 stores.”

The Company

Innovative Designs, Inc. manufactures the Arctic Armor® Line, hunting apparel, swimwear, wind shirts, jackets, and the multi-function "All in One" under the "i.d.i.gear" label featuring INSULTEX®. INSULTEX® is the thinnest, lightest and warmest insulator in the market today. For more information, please visit http://www.idigear.com.

Disclaimer

Certain statements in this press release constitute "forward-looking" statements as defined by federal law. Such statements are based on assumptions, but there is no assurance that actual outcomes will not be materially different as those implied. Any such statements are made in reliance on the "Safe Harbor" protections provided under the Private Securities Reform Act of 1995 and are subject to various factors, including the risks and matters discussed in the Company's SEC filings available at http://www.sec.gov